UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
❒	Definitive Additional Materials
❒	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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P. O. Box 179
300 N. Main Street
Moorefield, West Virginia 26836

April 28, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be held on Tuesday, May 25, 2010, at 1:00 p.m., EDT, at the Company’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

It is important that your shares be represented at the Meeting.  Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid.  If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call Teresa Ely, Director of Shareholder Relations, (304) 530-1000.

You will be asked at the Annual Meeting, to elect six (6) directors to serve until 2013 and to ratify the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

You are urged to read the accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Company and the independent registered public accounting firm of the Company.

                       Very truly yours,

                       Oscar M. Bean
                       Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2010

This proxy statement, along with our 2009 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2009, are available free of charge on the following website:  www.summitfgi.com.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m., EDT, on May 25, 2010
PLACE	Summit Financial Group, Inc.
Corporate Office
300 N. Main Street
Moorefield, West Virginia 26836
ITEMS OF BUSINESS	(1) To elect six (6) directors to serve until
2013;
(2) To ratify the selection of Arnett & Foster,
PLLC as the Company’s independent
registered public accounting firm for the
year ending December 31, 2010; and
(3) To transact such other business as may
properly come before the Meeting. The
Board of Directors at present knows of no
other business to come before the Annual
Meeting.
RECORD DATE	Only those shareholders of record at the close of business on April 21, 2010, shall be entitled to notice and to vote at the Meeting.
ANNUAL REPORT	Our 2009 Annual Report, which is not part of the proxy materials, is enclosed.
PROXY VOTING
It is important that your shares be represented and voted at the Meeting.  Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.  Any proxy may be revoked prior to its exercise at the Meeting.

April 28, 2010	Oscar M. Bean
Chairman of the Board

TABLE OF CONTENTS
                                                                  Page

PROXY STATEMENT	1
Principal Executive Office of the Company	1
Shareholders Entitled to Vote	1
Multiple Shareholders Sharing the Same Address	1
Proxies	1
Vote By Mail	2
Voting at the Annual Meeting	2
Voting on Other Matters	2
Required Vote	2
Cost of Proxy Solicitation	3
Shareholder Account Maintenance	3
Section 16(a) Beneficial Ownership Reporting Compliance	3
GOVERNANCE OF THE COMPANY	4
Board and Committee Membership	4
Board Leadership Structure	4
Board's Role in Risk Oversight	4
Executive Committee	4
Audit and Compliance Committee	5
Compensation and Nominating Committee	6
Policies and Procedures Relating to Nomination of Directors	6
Director Qualifications and Review of Director Nominees	7
Processes and Procedures Relating to Executive Compensation	11
Independence of Directors and Nominees	12
Transactions with Related Persons	13
Shareholder Communication with Directors	13
Board Member Attendance at Annual Meeting	14
Corporate Policies	14
ITEM 1 - ELECTION OF DIRECTORS	15
Security Ownership of Directors and Officers	15
Family Relationships	16
NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2013	17
DIRECTORS WHOSE TERMS EXPIRE IN 2012	18
DIRECTORS WHOSE TERMS EXPIRE IN 2011	19
ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
AUDIT AND COMPLIANCE COMMITTEE REPORT	22
Fees To Arnett & Foster, PLLC	22
Audit and Compliance Committee	23
EXECUTIVE COMPENSATION	24
Executive Compensation Program	24
Plans Covering All Employees	26
Potential Payments Upon Termination or Change of Control	26

i

Summary Compensation Table	32
Outstanding Equity Awards at December 31, 2009	34
Director Compensation 2009	36
EXECUTIVE OFFICERS	38
PRINCIPAL SHAREHOLDER	39
REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS	40
Stock Tranfers	40
ANNUAL REPORT	41
FORM 10-K	41

ii

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2010 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 25, 2010, beginning at 1:00 p.m.  The meeting will be held at Summit’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 28, 2010.

Principal Executive Office of the Company

The principal executive office of the Company is 300 North Main Street, Moorefield, West Virginia 26836.

Shareholders Entitled to Vote

Holders of record of Summit common shares at the close of business on April 21, 2010, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 7,425,472 common shares outstanding.  Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple security holders sharing an address.  This practice, known as “householding,” is designed to reduce printing and postage costs.  However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Ely, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tely@summitfgi.com.

Proxies

Your vote is important.  Shareholders of record may vote their proxies by mail.  If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting in person at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly.  Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions.  If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you.  As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 7,425,472 shares of common stock outstanding which are held by approximately 1,279 shareholders of record.  A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of directors.  Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held.  However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors.  Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2010 Annual Meeting, the total number of directors to be elected is six (6) in the class expiring in 2013.  Each shareholder has the right to cast six (6) votes for each share of stock held on the record date.

If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates.  Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class.  The vote represented by the proxies delivered pursuant to this solicitation, which do not contain any instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

For purposes of ratification of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ended December 31, 2010, an affirmative vote of a majority of the votes cast on this proposal is required.  In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies.  Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, or by facsimile transmission.  Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock.  Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our transfer agent.  All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
www.rtco.com
(800) 368-5948

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers, and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in Summit shares with the SEC.  Based on our records and other information, in 2009, all directors, officers, and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements under Section 16(a).

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2009, the Board of Directors met four (4) times.  All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2009.

The Company has a standing Executive Committee, Audit and Compliance Committee, and a Compensation and Nominating Committee.

Board Leadership Structure

The Board of Directors of the Company is led by a Chairman who is not the Chief Executive Officer.  Oscar M. Bean currently serves as the Chairman of the Board and H. Charles Maddy, III is the Company’s Chief Executive Officer.  The Board believes that it is important to formally separate the roles of Chairman of the Board of Directors and the Chief Executive Officer.  The separation of these roles results in a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance.  The Board also believes that directors will be more likely to challenge the Chief Executive Officer if the Chairman of the Board is not the Chief Executive Officer.

Board’s Role in Risk Oversight

Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of risk as part of their responsibilities. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management and reports from committees of the Board on areas of material risk to the Company, including operational, market, credit, financial, legal and regulatory risks.  This enables the Board, senior management, and the committees of the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships.  In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Executive Committee

The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors.  The members of the Company’s Executive Committee are Oscar M. Bean, Chairman, John W. Crites, Patrick N. Frye, Thomas J. Hawse, III, Gary L. Hinkle, H. Charles Maddy, III, Duke A. McDaniel, Ronald F. Miller, G. R. Ours, Jr., and Charles S. Piccirillo.  C. David Robertson is a non-voting member of the Executive Committee.  The Executive Committee met four (4) times in 2009.  Phoebe F. Heishman served as an alternate.

Audit and Compliance Committee

The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:

·           Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

·           Providing direction to and oversight of the Company’s internal audit function.

·           Reviewing and appraising the efforts of the Company’s independent auditors.

·           Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.

The Audit and Compliance Committee has adopted a written charter, a copy of which is available on the Company’s web site at www.summitfgi.com.

Current members of this committee are Thomas J. Hawse, III, Chairman, John W. Crites, James P. Geary, II, Georgette R. George, Gary L. Hinkle, Gerald W. Huffman, and Charles S. Piccirillo.  The Audit and Compliance Committee charter requires that the committee be comprised of five (5) or more directors.  The Audit and Compliance Committee met four (4) times in 2009.

Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.

Under the SEC rules, an “audit committee financial expert” has the following attributes:

·           An understanding of generally accepted accounting principles and financial statements;

·           An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves;

·           Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

·           An understanding of internal controls and procedures for financial reporting; and

·           An understanding of audit committee functions.

A person must possess all of the above attributes to qualify as an audit committee financial expert.

Based on Director Questionnaires, the Board of Directors has determined that John W. Crites, James P. Geary, II, and Thomas J. Hawse, III of the Audit and Compliance Committee possess all of the above five attributes so as to be deemed “audit committee financial experts” under the SEC rules.  Each of these individuals is independent, as independence for audit committee members is defined in the NASDAQ listing standards.

In addition, John W. Crites, James P. Geary, II, and Thomas J. Hawse, III each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules.  Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.  Mr. Crites, Mr. Geary and  Mr. Hawse have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.

For information concerning the audit fees paid by the Company in 2009 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 22 of these Annual Meeting materials.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of a minimum of four (4) independent, outside directors.  The members of the Compensation and Nominating Committee during 2009 were Oscar M. Bean, Chairman, Dewey Bensenhaver, John W. Crites, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, and Charles S. Piccirillo.

The Compensation and Nominating Committee has adopted a written charter, a copy of which is available on the Company’s website at www.summitfgi.com.

The Committee meets at scheduled times during the year as required, generally one to two times.  The Committee reports on Committee actions at Board meetings.  The Committee has the authority to retain outside counsel and any other advisors as the Company may deem appropriate in its sole discretion.  The Compensation and Nominating Committee did not meet in 2009; however, the Committee met on February 4, 2010, to make decisions regarding 2009 and 2010 compensation.

Policies and Procedures Relating to the Nomination of Directors

The Compensation and Nominating Committee assists the Board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company’s corporate governance guidelines.

In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment.  The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

Although the Compensation and Nominating Committee considers diversity in identifying nominees for a director by identifying directors who are educated and who have work experience in diverse areas (such as accounting, legal, finance, energy, media, insurance, timber, transportation, farming, hospitality, and retail) to provide the board as a whole with experience and perspective in a wide variety of areas,  the Compensation and Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders.  The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors.  For more information regarding these procedures, see Requirements, Including Deadline for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders on page 40 of these Annual Meeting materials.  The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations.  The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

With regard to the Compensation and Nominating Committee’s specific nominating responsibilities, see a copy of its current charter on the Company’s website at www.summitfgi.com.

Director Qualifications and Review of Director Nominees

In connection with the Director nominations for the 2010 Annual Meeting, the Compensation and Nominating Committee considered the Nominee’s and the Continuing Directors’ roles in identifying and understanding the Company’s risks and overseeing the Company’s compliance with its risk management program.  These considerations were in addition to the qualifications, skills and attributes described above that are considered by the Compensation and Nominating Committee in selecting Nominees for the Board of Directors.

In addition to fulfilling the above criteria, all six of the Nominees for re-election are independent under the NASDAQ listing standards and the SEC rules.  Eight of the eleven directors whose terms expire in 2011 and 2012 (the “Continuing Directors”) are independent under the NASDAQ listing standards and the SEC rules (H. Charles Maddy, III, Patrick N. Frye and Ronald F. Miller being the exceptions as they are executive officers and employees of the Company).

Each Nominee and Continuing Director brings a strong and unique background and set of skills to the Board providing the Board as a whole competence and experience in a wide variety of areas including banking, finance, accounting, legal, corporate governance, executive management, media, energy, forestry, transportation and insurance.  Set forth below are the specific experience, qualifications, skills, and attributes considered by the Board in concluding that the Nominees and Continuing Directors are qualified to serve as Directors of the Company:

Nominees

Oscar M. Bean has served as a member of the Board of Directors of the Company since 1987 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1978.  Mr. Bean was named Chairman of the Board of the Company in 1995, and has served in this capacity for the last 15 years.  Mr. Bean also chairs the Executive Committee and Compensation and Nominating Committee and serves as a member of the Asset/Liability and Funds Management Committee.  Mr. Bean is a lawyer and was formerly the prosecuting attorney of Hardy County, West Virginia.  Mr. Bean served on the Board of the Moorefield Scholarship Fund and served as a member of the West Virginia University College of Law Visiting Committee.  Mr. Bean is currently the Chairman of the Eastern West Virginia Community and Technical College Foundation and is the Managing Partner of Bean & Bean, Attorneys at Law.

Dewey F. Bensenhaver, MD has served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008.  Dr. Bensenhaver is a member of the Compensation and Nominating Committee.  Dr. Bensenhaver is a physician operating a private practice since 1972.  In addition, Mr. Bensenhaver has owned a farming operation since 1976.

John W. Crites has served as a member of the Board of Directors of the Company since 1989 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1989.  Mr. Crites is a member of the Executive Committee, the Audit and Compliance Committee, the Asset/Liability and Funds Management Committee and the Compensation and Nominating Committee.  Mr. Crites serves as the Chairman and Chief Executive Officer of Allegheny Wood Products, Inc., a family-owned hardwood sawmill company founded by Mr. Crites and his wife in 1973.  Mr. Crites opened his first sawmill in 1973 with 13 employees in Riverton, West Virginia and today Allegheny Wood Products has 500 employees and markets to 18 foreign countries plus the United States.  Mr. Crites also owns Allegheny Dimension, LLC in Petersburg, West Virginia which manufactures semi-finished furniture and stair-parts components.  Mr. Crites earned a bachelor’s degree at West Virginia University and a master’s degree in forestry from the University of Montana.  Mr. Crites is a member of the West Virginia University Foundation Inc., National Campaign Committee, and is the Chair of the Trust Committee of the West Virginia University Forestry Endowment Fund.

James P. Geary, II has served as a member of the Board of Directors of the Company since 2007 and served as a member of the Board of Directors of Summit’s banking subsidiary from 2007 to 2008.  Mr. Geary is a member of the Audit and Compliance Committee and the Asset/Liability and Funds Management Committee.  Mr. Geary earned his bachelor of science degree in accounting from the West Virginia University School of Business and received his law degree from the West Virginia University College of Law.  Mr. Geary is a Partner of the law firm Geary & Geary and is a real estate broker for Landimer, Inc.  Mr. Geary is a title insurance agent for Old Republic Title Insurance Company and First American Title Insurance Company and is the Managing Member of Allegheny Highlands, LLC, a real estate sales and development company.  Mr. Geary is a current member of the Grant County Planning Commission and is a member of the West Virginia Forestry Association.  Mr. Geary serves as a mediator in the 21st and 22nd West Virginia Judicial Circuits and serves as the Mental Hygiene Commissioner in the 21st West Virginia Judicial Circuit.  Mr. Geary is a charter member of the Grant and Hardy County Gideons and is the Area 2 Director of the West Virginia Gideons International.  He serves as the Chairman of the Administrative Council of the St. John’s United Methodist Church.  Mr. Geary was also a professor at Shepherd College, Shepherdstown, West Virginia.

Phoebe F. Heishman has served as a member of the Board of Directors of the Company since 1987 and has served as Secretary of the Company since 1995.  Ms. Heishman has served as a member of the Board of Directors of Summit’s banking subsidiary since 1973.  Ms. Heishman is Chairperson of the Profit Sharing Committee and a member of the Compensation and Nominating Committee.  Ms. Heishman has over 40 years of business experience.  Ms. Heishman is currently the President of RE Fisher Co., Inc., and is the Publisher and Editor of The Moorefield Examiner.  In 1994, Ms. Heishman was awarded the P.I. Reed Achievement Award from the West Virginia University School of Journalism.  This award was created in 1966, and is the most prestigious award bestowed on alumni of the West Virginia University School of Journalism. Ms. Heishman also received the Adam Kelley Premier Journalist Award in 2008 from the West Virginia Press Association.  Ms. Heishman served as the President of the West Virginia Press Association from 1990-1991.  Ms. Heishman is the Chairman of the Hardy County Bicentennial Commission and the Past President of the Hardy County Historical Society.  Ms. Heishman has been named a Distinguished West Virginian by Governor Gaston Caperton and named as a Friend of Agriculture by Governor Bob Wise and Agriculture Commissioner Gus Douglass.  Ms. Heishman was a former employee with the Federal Reserve Bank of San Francisco.

 Charles S. Piccirillo has served as a member of the Board of Directors of the Company since 1998 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1996 to 2008.  Mr. Piccirillo is a member of the Executive Committee, the Audit and Compliance Committee and the Compensation and Nominating Committee.  Mr. Piccirillo received his law degree from the West Virginia University College of Law in 1980 and is a member in the law firm of Shaffer & Shaffer, PLLC.  Mr. Piccirillo is also a Partner with Lawoff Associates, and President of Auggus Enterprises, Inc., both of which are real estate entities.

Continuing Directors

Frank A. Baer, III has served as a member of the Board of Directors of the Company since 1998 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1995 to 2008.  Mr. Baer is a member of the Asset/Liability and Funds Management Committee.  Mr. Baer received his law degree from the University of Colorado in 1986 and was admitted to practice law in the states of West Virginia and Colorado.  Mr. Baer has owned and operated an insurance agency for over 20 years and he specializes in financial institution coverage.  Mr. Baer is currently the Chief Executive Officer of Commercial Insurance Services, an insurance brokerage firm.

James M. Cookman has served as a member of the Board of Directors of the Company since 1994 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1994 to 2008.    Mr. Cookman is a member of the Profit Sharing Committee.  Mr. Cookman has 32 years of diverse business experience in the areas of insurance, renewable energy, finance, real estate and communications.  Mr. Cookman is currently the President of Cookman Insurance Group, Inc., and is the Vice-President of Project Development of US Wind Force, LLC.  Mr. Cookman is politically active at the local, state and federal levels and is actively involved in community initiatives.

Patrick N. Frye has served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008.  Mr. Frye has 28 years of banking experience involving banks of various sizes from $100 million to $6 billion.  Mr. Frye has 20 years of executive management experience.  Since 2003, Mr. Frye has served as the Senior Vice President and Chief Credit Officer of the Company.  Mr. Frye served as the President and Chief Executive Officer of a banking subsidiary of the Company from December 1998 through November, 2004.  Mr. Frye serves as a member of the Executive Committee and the Asset/Liability and Funds Management Committee.  Mr. Frye is also an experienced commercial and residential land developer.

Georgette R. George is a new addition to the Board of Directors of the Company.  Before her appointment as a director to Summit in 2010, Ms. George served as a member of the Board of Directors of Summit from March, 1998 to December, 1999 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1995 to 2005.  Ms. George was re-appointed as a member of the Board of Directors of Summit’s banking subsidiary in December, 2009.  Ms. George is a member of the Audit and Compliance Committee and the Profit Sharing Committee.  Ms. George also serves on the Board of Directors and the Executive Committees of numerous non-profit organizations.  Ms. George is the President of Ridgeline, Inc., the owner and developer of South Ridge Centre in Charleston, West Virginia and Jackson Crossing in Ravenswood, West Virginia.  Ms. George is also the President of several companies and is responsible for the operations and financials for approximately 25 companies.  Ms. George has a strong understanding of business management and finance through her experience in managing and operating multiple businesses over a number of years.

Thomas J. Hawse, III has served as a member of the Board of Directors of the Company since 1988 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1988.  Mr. Hawse serves as a member of the Executive Committee and the Compensation and Nominating Committee, and is the Chair of the Audit and Compliance Committee.  Mr. Hawse received his bachelor of science degree in accounting from West Virginia University and has audit experience from working for PriceWaterhouseCoopers in Pittsburgh, Pennsylvania.  Mr. Hawse has served on numerous Boards of Directors.  Mr. Hawse is currently the President of Hawse Food Market, Inc.  Mr. Hawse has executive and legislative experience.

Gary L. Hinkle has served as a member of the Board of Directors of the Company since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1993.  Mr. Hinkle serves as a member of the Executive Committee, the Audit and Compliance Committee, the Compensation and Nominating Committee and the Asset/Liability and Funds Management Committee.  Mr. Hinkle received his bachelor of science in business management from West Virginia University and has 25 years of experience in owning and operating his own business.  Mr. Hinkle is currently the President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Inc., and H.T. Services, Inc.

Gerald W. Huffman has served as a member of the Board of Directors of the Company since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1998 to 2008.  Mr. Huffman serves on the Audit and Compliance Committee and the Profit Sharing Committee.  Mr. Huffman has over 40 years of experience in owning and operating his own business and has employed as many as 50 individuals.  Mr. Huffman is currently the President of Huffman Logging, Inc., Potomac Trucking and Excavation, Inc. and G&T Repair, Inc.  Mr. Huffman has served on the Executive Board of the West Virginia Forestry Association.

H. Charles Maddy, III has served as a member of the Board of Directors since 1993 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1993.  Mr. Maddy has served as Co-Chairman of the Board of Directors of Summit Community Bank, the banking subsidiary of the Company, since June, 2007, and served as the Chairman of the Board of Summit Community Bank from February, 2002 through June, 2007.  Mr. Maddy is currently the President and Chief Executive Officer of the Company, and has served in this capacity since 1994.  Mr. Maddy also served as the President and CEO of a banking subsidiary of the Company from 1993 to 2002.  Mr. Maddy is a member of the Executive Committee and the Profit Sharing Committee.  Mr. Maddy received his bachelor degree in business administration with a concentration in accounting from Concord College.   Mr. Maddy has been a Director of the Federal Home Loan Bank of Pittsburgh since 2002 and is currently the Vice-Chairman of the Federal Home Loan Bank of Pittsburgh.

Duke A. McDaniel has served as a member of the Board of Directors since 2000 and served as a member of the Board of Directors of Summit’s banking subsidiary from 1985 to 2008.  Mr. McDaniel is a member of the Executive Committee and the Profit Sharing Committee.  Mr. McDaniel received his law degree from West Virginia University College of Law and has been practicing law since 1964.

Ronald F. Miller has served as a member of the Board of Directors since 1998 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1998.  Mr. Miller has served as the President and Chief Executive Officer of a banking subsidiary of the Company since 1998.  Mr. Miller is a member of the Executive Committee.

G .R. Ours, Jr. has served as a member of the Board of Directors since 2000 and has served as a member of the Board of Directors of Summit’s banking subsidiary since 1974.  Mr. Ours is a member of the Executive Committee.  Mr. Ours has 35 years of banking experience and 31 years of business experience at Petersburg Oil Co.  Mr. Ours served as the President of Petersburg Oil Co. for 31 years prior to retiring.  Mr. Ours received his business degree from West Virginia University.  Mr. Ours is involved in the community and volunteers and supports numerous community initiatives.

Processes and Procedures Relating to Executive Compensation

Another purpose of the Compensation and Nominating Committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all grants of stock options.  The Compensation and Nominating Committee also annually reviews the Board Attendance and Compensation Policy which includes the compensation paid to the Board of Directors.  The Compensation and Nominating Committee recommends any revisions to the Board Attendance and Compensation Policy to the full Board of Directors for approval.  The Committee’s primary processes and procedures for carrying out these purposes include:

•           Scope of Authority.  The Committee has the following duties and responsibilities:

•           Annually review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”) established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO.

•           Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all other Executive Officers.

•           Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.

•           Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans.  Except as otherwise delegated by the Board of Directors, the Committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans.  All such grants must be ratified by the Board of Directors.

•           Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

•           Delegation of Authority. The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.

•           Role of Executive Officers.  The Chief Executive Officer provides the Committee with a verbal performance assessment and compensation recommendation for each of the other Executive Officers.  In addition to the following items, these performance assessments and recommendations are considered by the Committee in reviewing, approving and reporting to the Board the compensation arrangements of each Executive Officer other than the CEO:  (i) an assessment of the Company’s performance, (ii) the perquisites provided to the Executive Officers, (iii) the salaries paid by a peer group to executive officers holding equivalent positions, (iv) tally sheets showing the aggregate amount of all components of compensation paid to the Executive Officers, and (v) the complexity of the job duties of each Executive Officer.

•           Role of Independent Consultant.  The Committee has the authority to retain any advisors as the Committee deems appropriate in carrying out its duties.  The Committee has not retained the services of an independent consultant in reviewing and approving the form and amount of executive and director compensation.

Independence of Directors and Nominees

The Board of Directors annually reviews the relationships of each of its members with the Company to determine whether each director is independent.  This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Board of Directors met on February 11, 2010, to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company.  At the meeting, the Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: Frank A. Baer, III , Oscar M. Bean, Dewey F. Bensenhaver, James M. Cookman, John W. Crites, James P. Geary, II, Georgette R. George, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, Gerald W. Huffman, Duke A. McDaniel, G. R. Ours, Jr. and Charles S. Piccirillo.

H. Charles Maddy, III, Patrick N. Frye and Ronald F. Miller are not independent because these individuals are executive officers of the Company.

The NASDAQ listing standards contain additional requirements for members of the Compensation and Nominating Committee and the Audit and Compliance Committee.  All of the directors serving on each of these committees is independent under the additional requirements applicable to such committees.

The Board considered the following relationships in evaluating the independence of the Company’s Directors and determined that none of the relationships constitute a material relationship with the Company and each of the relationships satisfied the standards for independence:

•           Summit Community Bank, Inc., a subsidiary of the Company, provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2009 and 2008 in the ordinary course of business and on substantially the same terms as those available to unrelated parties;

•           Frank A. Baer, III is affiliated with an entity that received commissions on the placement of property and casualty insurance by the Company during 2009 and 2008;

•           Oscar M. Bean and James P. Geary, II are partners of law firms that received payments for legal services provided to the Company or its subsidiaries during 2009 and 2008;

•           Oscar M. Bean is a member of the Board of Directors of an organization that conducted business with a subsidiary of the Company in 2009 and 2008;

•           In 2009, the Company received subordinated debt from a company in which John W. Crites is the Chairman, the Chief Executive Officer and a shareholder; and

•           The Company and its subsidiary advertised in a weekly newspaper owned by Phoebe F. Heishman in 2009 and 2008.

Transactions with Related Persons

The Company has written policies and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding voting stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank.  All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Summit and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

The Board of Directors met on February 11, 2010, and reviewed all transactions with related parties since January 1, 2008, to determine if such transactions were required to be reported in this Proxy Statement.  Except for the  subordinated debt in the amount of $5 million provided by Allegheny Wood Products, Inc. to the Company, the Company has not entered into any transactions with related persons since January 1, 2008, that met the threshold for disclosure in this Proxy Statement under the relevant SEC rules, nor has the Company entered into a current transaction, in which the amount of the transaction exceeds $120,000 and in which a related person had or will have a direct or indirect material interest.  John W. Crites is the Chairman and Chief Executive Officer and 50% shareholder of Allegheny Wood Products, Inc. As of April 15, 2010, the principal amount outstanding is $5 Million; no principal was paid during 2009 and interest paid during 2009 was $341,667.  The interest rate on the subordinated debt is 10%.

Shareholder Communication with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors.  Shareholders may send written communications to the Board of Directors or to any of the individual Directors c/o Assistant Corporate Secretary at the following address:  Summit Financial Group, Inc., P. O. Box 179, 300 N. Main Street, Moorefield, West Virginia 26836.  All communications will be compiled by the Assistant

Corporate Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Twelve (12) of sixteen (16) members of the Board of Directors in 2009 attended the 2009 Annual Meeting of Shareholders.

Corporate Policies

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.  The Sarbanes-Oxley Act of 2002, among other things, establishes a number of corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ.  In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee Charter and a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries.  The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”).  In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters.  A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors is divided into three (3) classes.  The terms of the Directors in each class expire at successive annual meetings.  Six (6) Directors will be elected at our 2010 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2013.  If the proposed nominees are elected, the Company will have a Board of Directors consisting of two classes of six (6) directors and one class of five (5) directors each.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.  Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors, with terms expiring at the Annual Meeting in 2013:  Oscar M. Bean, Dewey F. Bensenhaver, John W. Crites, James P. Geary, II, Phoebe F. Heishman and Charles S. Piccirillo.  All of the nominees were recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company.  All of the nominees are Directors standing for re-election.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected.  To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.  The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages and on pages 7 through 10.

Security Ownership of Directors and Officers

As of April 15, 2010, the nominees and other Directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated on pages 17-19.  The number of shares shown as beneficially owned by each Director and executive officer is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  The information is not necessarily indicative of beneficial ownership for any other purposes.

Unless indicated in the tables on pages 17-20, to our knowledge, the nominees and other Directors named in the tables have sole voting and sole investment power with respect to all shares beneficially owned.  Shares of common stock issuable upon exercise of currently exercisable options or issuable upon conversion of Preferred Stock within 60 days of April 15, 2010, are deemed to be outstanding and to be beneficially owned by the nominees or other Directors holding the options or Preferred Stock for the purpose of computing the percentage ownership of that nominee or Director, but are not treated as outstanding for the purpose of computing the percentage ownership of any other nominee or Director.

All Directors and executive officers as a group owned 2,399,733 shares or 31.32% of the Company’s common stock as of April 15, 2010.  Each Director of the Company is required to own a minimum of 2,000 shares of the Company’s common stock.  Ownership is defined as shares held solely in the Director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the Director owns a controlling interest.  Common shares held jointly by a Director and the Director’s spouse are counted when determining whether a Director owns 2,000 shares of the Company’s common stock as long as the director owns stock in his or her own name with a minimum value of at least $500, which is the minimum imposed by West Virginia law.  Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.

The Company requires that all Directors retire at the end of the term during which the Director attains the age of 70.  However, pursuant to the Merger Agreement with Potomac Valley Bank, the Company agreed that Messrs. McDaniel and Ours, Jr. would be exempt from the Company’s mandatory retirement requirement.  These individuals must retire at the end of the term during which they attain the age of 80.

Family Relationships

Dewey S. Bensenhaver is married to G. R. Ours, Jr.’s niece.

Name and Age as of the May 25, 2010, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Equity Securities as of April 15, 2010
NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2013
		Number of Common Shares	% of Common Stock	Number of Preferred Shares	% of Preferred Stock
Oscar M. Bean ............(59)	Director of Summit Financial Group since 1987, Chairman of the Board since 1995. Managing partner of Bean & Bean, Attorneys at Law.	86,939(1)	1.17%	100(2)	2.70%
Dewey F. Bensenhaver 63)	Director of Summit Financial Group since February, 2000. Physician in private practice; Owner of farming operation.	67,181(3)	*	100	2.70%
John W. Crites ………(69)	Director of Summit Financial Group since 1989. Chairman of Allegheny Wood Products, Inc.; partner in Allegheny Dimension, LLC; and principal stockholder of KJV Aviation, Inc.	548,816(4)	7.39%	-	-
James P. Geary, II .…..(54)	Director of Summit Financial Group since May, 2007. Partner of the law firm of Geary & Geary.	30,810(5)	*	100	2.70%
Phoebe F. Heishman....(69)	Director of Summit Financial Group since 1987, Secretary since 1995. President of RE Fisher Co., Inc.; Publisher and Editor of The Moorefield Examiner.	93,520(6)	1.26%	-	-
Charles S. Piccirillo …(55)	Director of Summit Financial Group since 1998. Member in the law firm of Shaffer & Shaffer, PLLC; Partner, Lawoff Associates; President, Auggus Enterprises, Inc.	40,204(7)	*	100(8)	2.70%

(1)	Includes 4,851 Common Shares owned by spouse and 100 Preferred Shares owned by spouse convertible into 18,182 shares of Common Stock.
(2)	Includes 100 Preferred Shares owned by spouse.
(3)
Includes 4,769 Common Shares owned by spouse, 14,779 Common Shares owned by children, 600 Common Shares owned as a custodian for minor children, and 100 Preferred Shares convertible into 18,182 shares of Common Stock.

(4)
Includes 191,240 Common Shares in eight subtrusts created for the benefit of grandchildren.  Mr. Crites and his wife serve as co-trustees of six of the eight subtrusts and also have the power to vote the shares of Common Stock owned by all eight of the subtrusts, including two subtrusts for which they are not acting as co-trustees.

(5)	Includes 136 Common Shares owned as custodian for minor child and 100 Preferred Shares convertible into 18,182 shares of Common Stock.
(6)	Includes 1,760 Common Shares owned by spouse and 20,135 Common Shares owned by children for whom she has a power of attorney; 13,920 Common Shares are pledged as collateral.
(7)	Includes 414 Common Shares owned by spouse and 100 Preferred Shares owned by Anggus Enterprises convertible into 18,182 shares of Common Stock.
(8)	Includes 100 Preferred Shares owned by Anggus Enterprises.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 25, 2010, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Equity Securities as of April 15, 2010
DIRECTORS WHOSE TERMS EXPIRE IN 2012
		Number of Common Shares	% of Common Stock	Number of Preferred Shares	% of Preferred Stock
James M. Cookman ....(56)	Director of Summit Financial Group since 1994. President of Cookman Insurance Group, Inc.; Vice President of Project Development of U.S. WindForce, LLC.	23,784(1)	*	-	-
Thomas J. Hawse, III ..(65)	Director of Summit Financial Group since 1988. President of Hawse Food Market, Inc.	39,759(2)	*	-	-
Gary L. Hinkle ………(60)	Director of Summit Financial Group since 1993. President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Corporation and H. T. Services, Inc.	304,212(3)	4.09%	100	2.70%
Gerald W. Huffman …(65)	Director of Summit Financial Group since February, 2000. President of Potomac Trucking & Excavation, Inc., Huffman Logging, Inc. and G&T Repair, Inc.	78,812(4)	1.05%	100	2.70%
H. Charles Maddy, III..(47)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Co-Chairman of Board of Directors of Summit Community Bank, a subsidiary of the Company, since 2007. Chairman of Board of Directors of Summit Community Bank from 2002 to 2007. President & CEO of a banking subsidiary of the Company from 1993 to 2002. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002. Vice Chairman of the FHLB Board.	153,818(5)	2.04%	250(6)	6.74%

(1)         Includes 20,784 Common Shares owned by self-directed 401(k) Retirement Plan.
(2)	Includes 1,500 Common Shares owned by spouse and 4,109 Common Shares owned by self-directed IRA FBO spouse.
(3)
Includes 54,945 Common Shares owned by Hinkle Trucking, Inc., 4,800 Common Shares owned by spouse, 500 Common Shares owned as Custodian for grandchild, and 100 Preferred Shares convertible into 18,182 shares of Common Stock.

(4)	Includes 100 Preferred Shares convertible into 18,182 shares of Common Stock
(5)
Includes 9,075 Common Shares owned by spouse, 22,054 fully vested Common Shares held in Company’s ESOP, exercisable stock options for 71,200 Common Shares and 250 Preferred Shares owned by spouse convertible into 45,455 shares of Common Stock; 2,768 Common Shares are pledged as collateral.

(6)	Includes 250 Preferred Shares owned by spouse.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 25, 2010, Meeting Date	Position, Principal Occupation Within the Last Five Years and Directorships of Public Companies	Amount of Beneficial Ownership of Summit’s Equity Securities as of April 15, 2010
DIRECTORS WHOSE TERMS EXPIRE IN 2011
		Number of Common Shares	% of Common Stock	Number of Preferred Shares	% of Preferred Stock
Frank A. Baer, III …...(49)	Director of Summit Financial Group since 1998. CEO of Commercial Insurance Services, an insurance brokerage firm.	36,428(1)	*	60	1.62%
Patrick N. Frye ……....(51)	Director of Summit Financial Group since February, 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group since December 2003. President and CEO of a banking subsidiary of the Company from December, 1998 to November, 2004.	90,141(2)	1.20%	250	6.74%
Georgette R. George ..(49)	Director of Summit Financial Group since February, 2010. Director of Summit Community Bank, a subsidiary of the Company, since December, 2009. President of Ridgeline, Inc. and President of subsidiaries of Monarch Holdings, LLC, hotel organizations which operate franchises under the names Hampton Inn, Wingate Inn and Ramada Plaza Hotel.	243,747(3)	3.20%	1,000(4)	26.95%
Duke A. McDaniel .....(71)	Director of Summit Financial Group since 2000. Attorney at Law.	39,524(5)	*	-	-
Ronald F. Miller ……(66)	Director of Summit Financial Group since 1998. President and CEO and Director of a banking subsidiary of the Company since 1998.	67,982(6)	*	100	2.70%
G. R. Ours, Jr. …..….(78)	Director of Summit Financial Group and Vice Chairman of the Board since February, 2000. Retired President of Petersburg Oil Co. Director of Summit Community Bank, subsidiary of the Company, since 1974.	236,000(7)	3.18%	-	-

(1)	Includes 592 Common Shares owned by FBO minor children.

(2)
Includes 5,814 fully vested Common Shares held in Company’s ESOP, 2,371 fully vested Common Shares held in Company’s ESOP by spouse, exercisable stock options for 28,400 Common Shares, 110 Common Shares owned by spouse, and 250 Preferred Shares convertible into 45,455 shares of Common Stock.

(3)
Includes 1,000 Common Shares held by father, 9,248 Common Shares owned by self-directed IRA FBO spouse, 5,559 Common Shares held by George Brothers Investment Partnership, 40,480 Common Shares held by Sellaro Enterprises Defined Benefit Plan, 100 Preferred Shares owned by self-directed IRA FBO spouse convertible into 18,812 shares of Common Stock, 200 Preferred Shares owned by father-in-law and mother-in-law convertible into 36,364 shares of Common Stock, 400 Preferred Shares owned by mother convertible into 72,727 shares of Common Stock, and 300 Preferred Shares owned by George Brothers Investment Partnership convertible into 54,545 shares of Common Stock.

(4)
Includes 100 Preferred Shares owned by self-directed IRA FBO spouse, 200 Preferred Shares owned by father-in-law and mother-in-law, 400 Preferred Shares owned by mother, and 300 Preferred Shares owned by George Brothers Investment Partnership.

(5)	Includes 28,040 Common Shares that are pledged as collateral.

(6)	Includes 7,593 fully vested Common Shares held in Company’s ESOP, exercisable stock options for 24,800 Common Shares, and 100 Preferred Shares convertible into 18,182 shares of Common Stock.

(7)	Includes 21,000 Common Shares owned by spouse and 80,000 Common Shares owned by children for whom Mr. Ours has continuous voting authority until rescinded.

* Indicates director owns less than 1% of the Company’s Common Stock.

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Arnett & Foster, PLLC to serve as our independent registered public accounting firm for 2010 subject to the ratification of our shareholders.  For information concerning the audit fees paid by the Company in 2008 and 2009 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 22 of this Proxy Statement.

Representatives of Arnett & Foster, PLLC will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal.  In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Arnett & Foster, PLLC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  However, the Board of Directors is submitting the selection of Arnett & Foster, PLLC to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the ratification of Arnett & Foster, PLLC as our independent registered public accounting firm for the year 2010.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of seven independent directors.  The members of the Audit and Compliance Committee are Thomas J. Hawse, III, Chairman, John W. Crites, James P. Geary, II, Georgette R. George, Gary L. Hinkle, Gerald W. Huffman and Charles S. Piccirillo.

The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors.  A copy of the Audit and Compliance Committee Charter is available on the Company’s website at www.summitfgi.com.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2009, and discussed them with Management and the Company’s independent auditors, Arnett & Foster, PLLC.  The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.

The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2009, be included in the Company’s Annual Report on Form 10-K for 2009.

Fees To Arnett & Foster, PLLC

The following table presents fees for professional services rendered by Arnett & Foster, PLLC to perform an audit of the Company’s annual financial statements for the years ended December 31, 2009, and 2008, and fees for other services rendered by Arnett & Foster, PLLC during those periods:

	2009	2008
Audit Fees(1)	$170,000	$199,000
Audit-Related Fees(2)	36,000	36,000
Tax Fees(3)	18,545	20,143
All Other Fees(4)	26,948	23,300
Total Fees	$254,598	$278,443

        (1)           Audit Fees — These are fees for professional services performed by Arnett & Foster, PLLC associated with the annual audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting.

(2)           Audit-Related Fees — These are for assurance and related services performed by Arnett & Foster, PLLC that are reasonably related to the performance of the audit or review of the Company’s financial statements.  This includes a review of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

(3)           Tax Fees — These are fees for professional services performed by Arnett & Foster, PLLC with respect to tax compliance, tax advice and tax planning.  This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4)           All Other Fees — These are fees for other permissible work performed by Arnett & Foster, PLLC that does not meet the above category descriptions.  This includes: employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.

All services rendered by Arnett & Foster, PLLC are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee.

The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Arnett & Foster, PLLC are as follows:

•	Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.

•
Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee.  However, before any substantial work is completed, Arnett & Foster, PLLC must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Arnett & Foster, PLLC’s independence.  For more information concerning the Company’s Audit and Compliance Committee, see page 5 of these annual meeting materials.

AUDIT AND COMPLIANCE COMMITTEE

                   Thomas J. Hawse, III, Chairman

                   John W. Crites

                   James P. Geary, II

                   Georgette R. George

                   Gary L. Hinkle

                   Gerald W. Huffman

                   Charles S. Piccirillo

EXECUTIVE COMPENSATION

This section explains Summit’s executive compensation program as it relates to the following named executive officers (defined as the CEO and the two most highly compensated Executive Officers other than the CEO):

H. Charles Maddy, III	President and Chief Executive Officer
C. David Robertson	Co-Chairman of the Board of Summit Community Bank
Ronald F. Miller	President of Summit Community Bank

Executive Compensation Program

As discussed below, the program consists of, and is intended to balance, three elements:

•           Salaries

Salaries are based on the Company’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion. The Company does not “benchmark” to the Peer Group, but rather uses the Peer Group as a general reference for purposes of comparing our executive officer salaries to other companies in the industry to determine whether the salaries are reasonable and competitive.

•           Incentive compensation

The second element of the executive compensation program is the Incentive Compensation Plan.  The purpose of the Company’s Incentive Compensation Plan is to motivate and reward eligible employees for their contributions to the Company and its bank subsidiary by making a large portion of their cash compensation variable and dependent upon the Company’s and its bank subsidiary’s performance.

The Company annually adopts an Incentive Compensation Plan for the Company and its bank subsidiary.  In prior years, all incentive compensation awarded under the Incentive Compensation Plan was based on a formula which primarily considered the return on average equity of the Company and its bank subsidiary.  The Company set a range of goals for return on average equity and also set the percentage to which each executive officer was entitled if the specific goals were met.  The percentage to which each named executive officer was entitled was based on the individual’s contribution to the Company as determined by the Committee in its judgment based on the recommendation of the Chief Executive Officer.  Among other things, the Committee considered the Company’s compensation philosophy which focused on a team based approach and the individual’s relative contribution to the team.

With respect to Messrs. Miller and Robertson, the Company also established incentive compensation plans in prior years which included specific performance goals and business criteria based on their achievement of the net income budget for Summit’s subsidiary banks (the “Alternative Incentive

Plans”).  However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceeded those payments due under these Alternative Incentive Plans, then Messrs. Miller and Robertson were entitled to receive only the payments under the Incentive Compensation Plan.

In February 2009, the Board of Directors suspended indefinitely the Incentive Compensation Plan and the Alternative Incentive Compensation Plans.  Accordingly, no incentive compensation was paid to the named executive officers in 2009.

•           Long-term Incentive Compensation

Officer Stock Option Plan.  The main component of the long-term incentive compensation program is the Officer Stock Option Plan.  The purpose of the Officer Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests.  Under this Plan, the Company may award options for up to 350,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries.  Each option granted under the Plan must have an exercise price of no less than the fair market value of the Company’s common stock as of the date of grant.  Options granted under the plan vest according to a schedule designated at the grant date.  The Company does not have a program, policy or practice of timing the grant of options in coordination with the release of material nonpublic information.  The Officer Stock Option Plan is administered by the Compensation and Nominating Committee of the Board of Directors.  The committee has discretion to determine the officers to whom the options may be granted, when the options may be granted, the vesting schedule applicable to any option grants and other terms relating to the grant of the options.  Annual stock option grants for executive officers are a key element of market-competitive total compensation.  In 2008 and 2009, the Company did not approve any annual stock option grants for the executive officers due to the disappointing performance of the Company’s stock and the failure of the Company to meet its performance targets.

Executive Salary Continuation Agreements.  In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit and its banking subsidiary have entered into executive salary continuation agreements with certain executives of the Company with an endorsement split dollar life insurance plan. In this section, Company includes Summit’s bank subsidiary.

The Executive Salary Continuation Agreements (the Continuation Agreements) were designed to provide an annual defined retirement benefit payable for the life of the executive.  These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Continuation Agreements are designed to be a retention tool but they do take into account the age of the Named Executive Officers. With respect to the Company’s president and chief executive officer, Mr. Maddy, the benefits under his Continuation Agreement vest at a rate of five percent per year in the first ten years, zero percent in year eleven through eighteen, and in year nineteen, the remaining fifty percent vests.  With respect to Messrs. Miller and Robertson, who are closer to retirement age, the benefits under the Continuation Agreements vest at a rate of zero percent the first four years, fifty percent in year five, and ten percent a year for the remaining five years.  Vesting is measured for each executive from the effective date of the Continuation Agreements, which vary by executive.

The Company’s obligations under the retirement benefit portion of these agreements are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the agreements and will, given reasonable actuarial assumptions, offset all of the costs of the agreements during the life of the executive and provide a complete recovery of all costs at the executive’s death.  The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer.  The Company owns the policy and its entire surrender value.

For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age are as follows:  H. Charles Maddy, III - $175,000; Ronald F. Miller - $50,000; and C. David Robertson - $50,000.

Perquisites.  Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program.  Management and the Committee periodically review the levels of perquisites or personal benefits provided to named executive officers.

Plans Covering All Employees

Employee Stock Ownership Plan.  The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees.  Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate.  Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter.  Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors.  No contributions were made by the Company for 2009.

401(k) Profit Sharing Plan.  The Company has a defined contribution profit-sharing plan with 401(k) provisions covering substantially all employees.  Any employee who is at least 21 years of age, completed one year of service, and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate.  Vesting of discretionary contributions occurs at the rate of 0% for the first year of credited service, and 20% per year thereafter.  Under the provisions of the plan, the Company matches 100% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation.  These matching contributions shall be fully vested at all times.  The Company may also make optional contributions at the discretion of the Company’s Board of Directors.  No discretionary contributions were made by the Company for 2009.

Potential Payments Upon Termination or Change of Control

The Company has entered into Employment Agreements with the named executive officers in order to ensure continuity of management of the Company and to retain the pool of talent the Company has developed in a competitive marketplace.  The Board of Directors determined that such arrangements were appropriate, especially in view of the entry of large regional bank holding companies into West Virginia.  The Agreements were not undertaken in the belief that a change of control of the Company was imminent.

Generally, the Company chose particular events for triggering payments based on the standard practice in the industry at the time the particular agreement was negotiated, the overall reasonableness of the expense to the Company associated with a particular triggering event, and whether the specific provision would have a material impact on the marketability of the Company should the Board of Directors believe a sale of the Company were in the best interest of its shareholders.  The following summaries set forth potential payments to our named executive officers upon termination of employment or change of control of the Company under their current employment agreements and our other compensation programs.

Employment Agreement — Mr. Maddy

On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a new Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit.  On December 31, 2008, the Employment Agreement and Change in Control Agreement were amended and restated to comply with Internal Revenue Code Section 409A.  Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one year periods (so that the actual term of the Employment Agreement will always be between two and three years).  The term of the Employment Agreement extends to March 4, 2013.

The Employment Agreement may be terminated based on one of the following:

•           By mutual agreement of the parties

•           Upon the death of Mr. Maddy

•           Upon the disability of Mr. Maddy

•           By Summit, for cause (as defined in the Employment Agreement)

•           Upon a Change of Control (as provided in the Change in Control Agreement)

•           By Mr. Maddy, upon material breach by Summit

•           By Mr. Maddy, based on insolvency not attributable to Mr. Maddy

Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments.  If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties.  If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment.  In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination.  If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary.  If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination.  If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then

Mr. Maddy does not receive a termination payment.  In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.

Change In Control Agreement – Mr. Maddy

Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”).  Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Employment Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.  Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control.  In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period (unless such termination is for Good Reason or due to his death or disability), Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.

If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting Wrongful Termination (as defined in the Change in Control Agreement) during the Transition Period, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change of Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement.  Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is thirty-six (36) months after the date of consummation of the Change of Control.

If Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy would receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change in Control Agreement) for a period of three years after expiration of the Transition Period.  If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.

Under the Change in Control Agreement, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder and includes:

•           a change in the ownership of Summit which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Summit that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Summit,

•           a change in the effective control of Summit, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Summit possessing 30% or more of the total voting power of Summit,  and also to occur on (2) the date a majority of members of Summit’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Summit’s Board of Directors before the date of the appointment or election, and

•           a change in the ownership of a substantial portion of Summit’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Summit that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Summit immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Summit, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs in combination with a Change of Control:

•           a decrease in the executive’s overall compensation below the level in effect immediately prior to on the date of consummation of the change of control, without the executive’s consent;

•           a material reduction in the importance of the executive’s job responsibilities without his consent;

•           geographical relocation of the executive without his consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;

•           failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or

•           any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

The Employment Agreement and the Change in Control Agreement provide for an additional gross-up payment by Summit to Mr. Maddy in the event that a payment or distribution pursuant to the Employment Agreement or the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.

Employment Agreements - Messrs. Miller and Robertson

On December 22, 2008, the Company entered into an Amended and Restated Employment Agreement with C. David Robertson and on December 29, 2008, the Company entered into an Amended and Restated Employment Agreement with Ronald F. Miller in order to comply with Internal Revenue Code Section 409A.  The Amended and Restated Employment Agreements with Mr. Miller and Mr. Robertson are each referred to as the “Employment Agreement”.  The Employment Agreement with C. David Robertson was further amended effective March 2, 2009, and December 10, 2009.  Under the First Amendment to Mr. Robertson’s Employment Agreement, the term of the Agreement was automatically extended an additional nine (9) months to September 30, 2010.  Under the Second Amendment to Mr. Robertson’s Employment Agreement, effective January 1, 2010, Mr. Robertson’s work hours were reduced to not less than 50% of his normal full-time work hours, and his salary was reduced to $10,000 per month for the remaining term of Mr. Robertson’s Employment Agreement.

Messrs. Miller and Robertson are entitled to certain termination payments under the Employment Agreements.  If Messrs. Miller or Robertson are terminated not for Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to six (6) months of the executive’s then current annual base salary, whichever is greater.

Messrs. Miller and Robertson have change of control provisions included in their Employment Agreements.  Generally, the Employment Agreements provide severance compensation to Messrs. Miller and Robertson, if their employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination within 18 months following a change of control unless the executive is terminated for cause. In addition, compensation will be paid after a change of control if either of these persons voluntarily terminates employment within 18 months of a change of control because of:

•           a material decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

•           a material geographical relocation of the executive without his prior consent, which is deemed to mean relocation to an office more than twenty (20) miles from his location at the time of a change of control;

•           failure by the Company to obtain assumption of the Change in Control Agreement by its successor; or

•           any material reduction in the executive’s authority, duties, or responsibilities which are deemed to include removal of the executive from, or failure to reelect the executive to, any position with the Company that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

Under the Employment Agreements, a “Change of Control” is defined in Internal Revenue Code Section 409A and the regulations issued thereunder.  This definition is set forth above under the description of Mr. Maddy’s Change in Control Agreement.

Messrs. Miller’s and Robertson’s severance benefits include:

•           a lump sum cash payment equal to their average monthly base salary for the full two-year periods immediately prior to (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is greater, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control; and

•           payment of cash incentive award, if any, under the Company’s Incentive Plans; continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the number of months between the date of his termination and the date that is eighteen (18) months after the date of consummation of the Change of Control.

The Change in Control Agreement provides for an additional gross-up payment by Summit to Mr. Miller in the event that a distribution pursuant to the Change in Control Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  Any calculated gross-up payment amount is equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount.

The Change in Control Agreements do not affect the right of the Company to terminate Messrs. Miller or Robertson or change their salary or benefits with or without good cause, prior to any change of control.  However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the Change in Control Agreements and will entitle the executive to the benefits under the Change in Control Agreements, absent clear and convincing evidence to the contrary.

Summary Compensation Table

The table below sets forth the compensation of the Company’s Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer who earned $100,000 or more in salary and bonus for the years ended December 31, 2008 and 2009 (the “named executive officers”).

For 2009 and 2010 none of the named executive officers received a salary increase.  In addition, the Company has suspended indefinitely the Incentive Compensation Plan and the Alternative Incentive Compensation Plan.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(1)	Non-qualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
H. Charles Maddy, III President and Chief Executive Officer – Summit Financial Group	2009 2008	$397,500 $397,500	- -	- -	- -	$ - $ 47,643	$ 24,222 $ 29,459	$ 24,500 $ 39,588	$446,222 $514,190
C. David Robertson Co-Chairman of the Board of Directors –Summit Community Bank	2009 2008	$190,000 $190,000	- -	- -	- -	$ - $ -	$ 97,690 $ 94,241	$ 31,249 $ 37,815	$318,939 $322,056
Ronald F. Miller President and Chief Executive Officer – Summit Community Bank	2009 2008	$190,000 $190,000	- -	- -	- -	$ - $ -	$ 91,494 $ 91,254	$ 18,850 $ 31,392	$300,344 $312,646

(1)
The amounts in this column relate to awards granted under the Company’s Incentive Compensation Plans. The plans and awards are discussed in the Executive Compensation section.  The amounts awarded for 2008 reflect that incentive compensation was only paid for the first quarter of 2008, and no awards were made for the last three quarters of 2008.

(2)
The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Executive Salary Continuation Agreements. The net present value of the retirement benefits used to calculate the net change in benefits were determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our Executive Salary Continuation Agreements is included on page 25. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.

(3)
This amount includes the Company’s matching contributions under the Company’s 401(k) Profit Sharing Plan behalf of Mr. Maddy ($13,250), Mr. Robertson ($7,600), and Mr. Miller ($7,600).  No discretionary contributions were made by the Company in 2009.  The amount also includes fees paid to Mr. Maddy ($11,250), Mr. Robertson ($5,750), and Mr. Miller ($11,250) as members of the Company’s and its subsidiary bank’s Boards of Directors.  This amount also includes perquisites and personal benefits of $17,899 for Mr. Robertson, which includes the incremental cost of personal use of company provided automobile, country club membership dues, premium value of split dollar life insurance under executive salary continuation agreement, the premium value of life insurance, and personal executive expenses while on business travel.  No other executives received perquisites in excess of $10,000.

Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Executive Compensation.”  For the named executive officers, total cash compensation as a percentage of total compensation is as follows:  Mr. Maddy – 89.08%; Mr. Robertson – 59.57%; and Mr. Miller – 63.26%.  The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.

A description of the employment agreements with the named Executive Officers is set forth in the Section entitled “Executive Compensation.”

Outstanding Equity Awards at December 31, 2009

The following table shows outstanding stock option awards classified as exercisable and unexercisable held as of December 31, 2009, by the Company’s named executive officers.

Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
H. Charles Maddy, III	4,800 4,800 4,800 1,600 1,600 1,600 1,600 1,200 1,200 1,200 1,200 1,200 1,400 1,400 1,400 1,400 1,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 2,400 15,000	- - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - -
$  5.21
$  5.21
$  5.21
$  4.63
$  4.63
$  4.63
$  4.63
$  5.95
$  5.95
$  5.95
$  5.95
$  5.95
$  9.49
$  9.49
$  9.49
$  9.49
$  9.49
$ 17.79
$ 17.79
$ 17.79
$ 17.79
$ 17.79
$ 25.93
$ 25.93
$ 25.93
$ 25.93
$ 25.93
$ 24.44

02/26/2011
02/26/2012
02/26/2013
02/26/2011
02/26/2012
02/26/2013
02/26/2014
10/26/2012
10/26/2013
10/26/2014
10/26/2015
10/26/2016
12/06/2013
12/06/2014
12/06/2015
12/06/2016
12/06/2017
12/12/2014
12/12/2015
12/12/2016
12/12/2017
12/12/2018
12/07/2015
12/07/2016
12/07/2017
12/07/2018
12/07/2019
12/06/2015

C. David Robertson	880 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 6,000	- - - - - - - - - - - -	- - - - - - - - - - - -	$ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44	12/06/2017 12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018 12/07/2015 12/07/2016 12/07/2017 12/07/2018 12/07/2019 12/06/2015

Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Ronald F. Miller	1,600 1,600 1,600 1,600 1,600 800 800 800 800 800 880 880 880 880 880 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 1,200 6,000	- - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - -	$ 5.21 $ 5.21 $ 5.21 $ 5.21 $ 5.21 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44
02/26/2009
02/26/2010
02/26/2011
02/26/2012
02/26/2013
10/26/2012
10/26/2013
10/26/2014
10/26/2015
10/26/2016
12/06/2013
12/06/2014
12/06/2015
12/06/2016
12/06/2017
12/12/2014
12/12/2015
12/12/2016
12/12/2017
12/12/2018
12/07/2015
12/07/2016
12/07/2017
12/07/2018
12/07/2019
12/06/2015

All options listed in the above table are vested.

Director Compensation 2009

The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on the Company’s Board of Directors in 2009 except for Mr. H. Charles Maddy, III and Ronald F. Miller whose compensation as named executive officers of the Company is presented in the Summary Compensation Table on page 32.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation (see attachment) ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank A. Baer, III	$5,950	-	-	-	-	$-	$5,950
Oscar M. Bean	$35,650	-	-	-	-	$-	$35,650
Dewey F. Bensenhaver	$6,600	-	-	-	-	$10,598	$17,198
James M. Cookman	$5,400	-	-	-	-	$-	$5,400
John W. Crites	$14,650	-	-	-	-	$-	$14,650
James P. Geary, II	$10,200	-	-	-	-	$-	$10,200
Thomas J. Hawse, III	$17,200	-	-	-	-	$10,255	$27,455
Phoebe F. Heishman	$12,850	-	-	-	-	$-	$12,850
Gary L. Hinkle	$17,750	-	-	-	-	$-	$17,750
Gerald W. Huffman	$8,650	-	-	-	-	$-	$8,650
Duke A. McDaniel	$7,350	-	-	-	-	$-	$7,350
G. R. Ours, Jr.	$13,100	-	-	-	-	$-	$13,100
Charles S. Piccirillo	$10,200	-	-	-	-	$-	$10,200

(1)
Directors of the Company received $1,100 per board meeting attended in 2009.  Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended.  Non-employee Directors serving on other Company Committees received $150 per committee meeting attended.  Directors serving on the Memorandum of Understanding Compliance Committee of Summit Community Bank, the Company’s banking subsidiary, received $500 for each meeting attended.

Members of the Board of Directors of the subsidiary of the Company are paid an annual retainer fee based on the asset size of the subsidiary bank as of December 31st of the prior year and receive $125 for each meeting attended and $100 for each committee meeting attended.  All of the members of the Board of Directors of the Company are also members of the

Board of Directors of the bank subsidiary of the Company except Mr. Baer, Mr. Bensenhaver, Mr. Cookman, Mr. Geary, Mr. Huffman, Mr. McDaniel, and Mr. Piccirillo, and accordingly, receive fees from the bank subsidiary of the Company.  In addition, Mr. Maddy is a member of the Board of Directors of the subsidiary bank of the Company and as such receives fees from each bank subsidiary.  The fees received by Mr. Maddy are included in the Summary Compensation Table under “All Other Compensation.”

If an individual is a member of the Board of Directors of the Company or of its subsidiary bank and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.

(2)
Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned.  The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds and Company stock.  Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments.  The Company’s subsidiary has a similar deferral plan for its directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.   The Company has not provided above-market or preferential earnings on any non-qualified deferred compensation and, accordingly, no such amounts are reflected in the above table.

(3)
Certain members of the Company’s Board of Directors receive health insurance coverage under the Company’s health insurance plan.  This benefit is only available for directors originally elected to the Board prior to 1994.  For those still receiving health insurance coverage, such coverage will be eliminated upon their retirement.  The amount of the coverage provided did not exceed $10,000 for any one director except for Mr. Bensenhaver and Mr. Hawse.  Also included in Other Compensation are sporting event tickets for Mr. Bensenhaver ($213).

EXECUTIVE OFFICERS

The names of the Executive Officers of Summit Financial Group, Inc. as of April 15, 2010, the present position and business position of such officers and the number of shares of Common Stock and Preferred Stock of the Company beneficially owned by such Executive Officers are set forth in the following table.  The number of shares shown as beneficially owned by Executive Officer is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Unless indicated in the following table, to our knowledge, the Executive Officers have sole voting and sole investment power with respect to all shares beneficially owned.  Shares of common stock issuable upon exercise of currently exercisable options or upon conversion of Preferred Stock within 60 days of April 15, 2010, are deemed to be outstanding and to be beneficially owned by the Executive Officer holding the options or Preferred Stock for the purpose of computing the percentage ownership of that Executive Officer, but are not treated as outstanding for the purpose of computing the percentage ownership of any other Executive Officer.

Name and Age as of the May 25, 2010 Meeting Date	Position, Principal Occupation and Business Experience	Amount of Beneficial Ownership of Summit’s Equity Securities as of April 15, 2010
		Number of Common Shares	% of Common Stock	Number of Preferred Shares	% of Preferred Stock
H. Charles Maddy III...(47)	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Co-Chairman of Board of Directors of Summit Community Bank, a subsidiary of the Company, since 2007. Chairman of Board of Directors of Summit Community Bank from 2002 to 2007. President & CEO of a banking subsidiary of the Company from 1993 to 2002. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Vice Chairman of the FHLB Board of Pittsburgh.	153,818(1)	2.04%	250(2)	6.74%
Robert S. Tissue …….(46)	Senior Vice President and Chief Financial Officer of Summit Financial Group since 1998.	111,457(3)	1.48%	200	5.39%
Patrick N. Frye ……..(51)	Director of Summit Financial Group since February, 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group since December 2003. President and CEO of a banking subsidiary of the Company from December, 1998 to November, 2004.	90,141(4)	1.20%	250	6.74%
C. David Robertson …(66)	Co-Chairman of Summit Community Bank Board of Directors since June, 2007. President and CEO of a banking subsidiary of the Company, from February, 1999 to June, 2007.	47,158(5)	*	-	-
Ronald F. Miller ……(66)	Director of Summit Financial Group since 1998. President, CEO and Director of a banking subsidiary of the Company, since 1998.	67,982(6)	*	100	2.70%
Scott C. Jennings ……(48)	Senior Vice President and Chief Operating Officer of Summit Financial Group since 2000.	45,012(7)	*	-	-
Douglas T. Mitchell …(46)	Senior Vice President and Chief Banking Officer of Summit Financial Group since September 2005. Senior Vice President of SunTrust Bank 2002-2005.	15,060(8)	*	-	-

(1)
Includes 9,075 Common Shares owned by spouse, 22,054 fully vested Common Shares held in Company’s ESOP, exercisable stock options for 71,200 Common Shares, and 250 Preferred Shares owned by spouse convertible into 45,455 shares of Common Stock; 2,768 Common Shares are pledged as collateral.

(2)	Includes 250 Preferred Shares owned by spouse.
(3)
Includes 5,675 fully vested Common Shares held in Company’s ESOP, exercisable stock options for 51,000 Common Shares,  700 Common Shares held in spouse’s self directed IRA, and 200 Preferred Shares convertible into 36,364 shares of Common Stock.

(4)
Includes 5,814 fully vested Common Shares held in Company’s ESOP, 2,371 fully vested Common Shares held in Company’s ESOP by spouse, exercisable stock options for 28,400 Common Shares, 110 Common Shares owned by spouse, and 250 Preferred Shares convertible into 45,455 shares of Common Stock.

(5)	Includes 1,670 Common Shares owned by spouse, 6,608 fully vested Common Shares held in Company’s ESOP and exercisable stock options for 18,880 Common Shares.
(6)	Includes 7,593 fully vested Common Shares held in Company’s ESOP, exercisable stock options for 24,800 Common Shares, and 100 Preferred Shares convertible into 18,182 shares of Common Stock.
(7)	Includes 11,410 fully vested Common Shares held in Company’s ESOP and exercisable stock options for 33,400 Common Shares.
(8)	Includes 1,060 fully vested Common Shares held in Company’s ESOP and exercisable stock options for 10,000 Common Shares.

PRINCIPAL SHAREHOLDER

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s voting securities as of April 15, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Common Stock	John W. Crites P. O. Box 867 Petersburg, WV 26847	548,816(1)	7.39%

(1)
Includes 191,240 shares in eight subtrusts created for the benefit of grandchildren.  Mr. Crites and his wife serve as co-trustees of six of the eight subtrusts and also have the power to vote the shares of stock owned by all eight of the subtrusts, including two subtrusts for which they are not acting as co-trustees.

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors.  These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836.  The nomination must be received no later than:

·           thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or

·           five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days notice is given.

The nomination must contain the following information about the nominee and notifying shareholder:

·           name of the nominee;

·           address of the nominee;

·           principal occupation of the nominee;

·           the number of shares of common stock held by the notifying shareholder; and the name and address of the notifying shareholder.

The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2011 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 8, 2010, for inclusion in the proxy statement and form of proxy relating to that meeting.  We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

Shareholder proposals to be brought before our 2011 Annual Meeting and submitted outside the processes of Rule 14a-8 must be received by us, Attention: Secretary, at our principal executive offices by February 21, 2011.  If notice is not provided by February 21, 2011, the persons named in the Company’s proxy for the 2011 Annual Meeting of Shareholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been addressed in the proxy statement for the 2011 Annual Meeting of Shareholders.

Stock Transfers

Current market quotations for the common stock of Summit Financial Group, Inc. are available on the NASDAQ Capital Market under the symbol “SMMF.”

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2009, is being mailed concurrently with this Proxy Statement.

The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2009.  Requests for copies of such report should be directed to Julie R. Cook, Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jcook@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope.  No postage is required for mailing in the United States.

                            By Order of the Board of Directors,

                            April 28, 2010

REVOCABLE PROXY
SUMMIT FINANCIAL GROUP, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF SUMMIT FINANCIAL GROUP, INC.
ON MAY 25, 2010

The undersigned shareholder(s) of Summit Financial Group, Inc. (“Summit”) hereby appoints Julie R. Cook and Teresa D. Ely, or either of them, with full power to act alone as attorneys and proxies to vote all the shares of the common stock of Summit held or owned by the undersigned at the Annual Meeting of Shareholders on May 25, 2010, or at any adjournments thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

1.	To elect six (6) Directors of Summit to serve a three year term until the 2013 Annual Meeting or until their successors are elected and qualified:

[  ]  FOR                                                      [  ]  WITHHOLD AUTHORITY             [  ]  FOR ALL EXCEPT

Oscar M. Bean                                           Dewey F. Bensenhaver, M.D.                                                      John W. Crites

James P. Geary, II                                  Phoebe F. Heishman                                                          Charles S. Piccirillo

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

         __________________________________________________________

   2.  To ratify the selection of Arnett & Foster, PLLC as Summit Financial Group Inc.’s independent registered public accounting firm for the year ended December 31, 2010.

[  ] FOR                                [  ] AGAINST                                             [  ] ABSTAIN

The Board of Directors recommends a vote FOR the above proposals.

THE PROXIES INTEND TO EXERCISE THEIR DISCRETIONARY VOTING AUTHORITY IN ACCORDANCE WITH APPLICABLE FEDERAL AND STATE LAWS AND REGULATIONS TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

This proxy confers on the proxy holder the power of cumulative voting for the election of Directors and the power to vote cumulatively for less than all of the nominees listed in Item 1.  This proxy may be revoked at any time prior to its exercise in accordance with the procedure set forth in the proxy materials.

                                Dated  _______________, 2010

                                                 _________________________________

                                                    _________________________________

                            Shareholder(s) should sign exactly as name(s) appears
                            on the label. Any person signing in fiduciary capacity
                            should please enclose proof of his appointment unless
                            such proof has already been furnished.  All joint owners must sign.

             PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2010

           The proxy statement, along with our 2009 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2009, are available free of charge on the following website:  www.summitfgi.com.